Exhibit 10.1

EMPLOYMENT AGREEMENT BETWEEN

Primoris Services Corporation AND

Koti Vadlamudi November 10, 2025

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of November 10, 2025 (the “Effective Date”), by and between Primoris Services Corporation, a Delaware corporation (the “Employer”), and Koti Vadlamudi (the “Employee”).

WHEREAS, the Employer desires to employ the Employee, and the Employee desires to accept such employment, on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.	Definitions.

Generally, defined terms used in this Agreement are defined in the first instance in which they appear herein. In addition, the following terms and phrases shall have the following meanings:

(a)“Affiliates” shall have the meaning as defined in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

(b)	“Board” shall mean the board of directors of the Employer.

(c)“Business” shall mean the business engaged in by the Company Group, which includes, among other services, site development, heavy civil construction, water and wastewater construction, fabrication, infrastructure construction, including highways and bridges, oil and gas pipeline construction and replacement, communications, utility construction and maintenance, renewable energy construction, directional drilling, construction of industrial facilities, equipment installation, storage facilities, process piping, engineering, project management, inspection services, structural steel and maintenance services.

(d)	“Cause” shall mean the Employee’s:

(i)failure to devote substantially all his working time to the business of the Employer and its Affiliates and subsidiaries;

(ii)willful disregard of his duties, or his intentional failure to act where the taking of such action would be in the ordinary course of the Employee’s duties hereunder;

(iii)gross negligence or willful misconduct in the performance of his duties hereunder;

(iv)commission of any act of fraud, theft or financial dishonesty, or any felony or criminal act involving moral turpitude;

(v)material breach of any of the Company Group’s policies or codes of conduct;

(vi)the discontinuation or winding up of the Employer’s business; or

(vii)the Employee’s material breach of any of the terms of this Agreement not set forth in paragraphs (i) through (v) above, if such breach is not remedied by the Employee within 45 days of receiving written notice of such from the Employer.

(e)“Change in Control” shall mean the first to occur of (i) a change in the ownership of a substantial portion of the assets of the Employer such that any one Person, or more than one Person acting as a group (as determined under Section 409A), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Employer that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of the Employer immediately before such acquisition or acquisitions; or (ii) a change in the effective control of the Employer such that any one Person, or more than one Person acting as a group (as determined under Section 409A), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Employer possessing more than 50% of the total fair market value or total voting power of the stock of the Employer. For purposes of the preceding clauses (i) and (ii), terms used therein shall have the meanings ascribed to them by Section 409A. A Change in Control shall not occur if any subsidiary of the Employer is the acquirer.

(f)“CIC Protection Period” shall mean the period beginning on the date of a Change in Control and ending on the second anniversary of such Change in Control.

(g)	“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of

1985.

(h)	“Company Group” shall mean the Employer and its direct and indirect subsidiaries.
(i)	“Compensation Committee” shall mean the compensation committee of the Board.
(j)	“Confidential Information” shall mean all proprietary and other information relating to the Business and operations of the Company Group, which has not been specifically designated for release to the public by an authorized representative of the Company Group, including the following: (i) information, observations, procedures and data concerning the Business or affairs of the Company Group; (ii) products or services; (iii) costs and pricing structures; (iv) analyses; (v) drawings, photographs and reports; (vi) computer software, including operating systems, applications and program listings; (vii) flow charts, manuals and documentation; (viii) data bases; (ix) accounting and business methods; (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xi) customers, vendors, suppliers and customer, vendor and supplier lists; (xii) other copyrightable works; (xiii) all production methods, processes, technology and trade secrets and (xiv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Employee proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(k)“Customer” with respect to the Company Group shall mean any individual or business firm that is, or within the 24 months prior to the Termination Date was, a customer or client of any member of the Company Group, or whose business was actively solicited by any member of the Company Group at any time, regardless of whether such customer was generated, in whole or in part, by the Employee’s efforts.

(l)“Disability” shall mean the Employee’s inability, due to physical or mental illness or disability, to perform the essential functions of his employment with the Employer, even with reasonable accommodation that does not impose an undue hardship on the Employer, for more than 60 consecutive days, or for any 90 days within any one-year period, unless a longer period is required by federal or state law, in which case such longer period will be applicable. The Employer reserves the right, in good faith, to make the determination of Disability under this Agreement based on information supplied by the Employee and/or his medical personnel, as well as information from medical personnel selected by the Employer or its insurers.

(m)“Good Reason” shall mean (i) a material diminution in the Employee’s title, duties, responsibilities or authority; (ii) a material reduction in the Base Salary or target Bonus; or (iii) a relocation of the Employee’s principal place of employment to a location that is more than 50 miles from the Dallas-Ft. Worth, Texas area. Notwithstanding the foregoing, any assertion by the Employee of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (A) the condition giving rise to Good Reason must have arisen without the Employee’s consent; (B) the Employee must provide notice to the Employer of such condition within 30 days of the date that the Employee first becomes aware of the condition; (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Employee; and (D) the date of the Employee’s termination of employment must occur at the end of such cure period.

(n)“Person” shall be construed broadly and shall include an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(o)“Restricted Period” means the period beginning on the Effective Date and ending on (i) in the event of a termination of the Employee’s employment by the Employer for Cause or by the Employee without Good Reason, the date that is two years following the Termination Date;

(ii) in the event of a termination of the Employee’s employment by the Employer without Cause or by the Employee for Good Reason, in each case, not during the CIC Protection Period, the Termination Date; (iii) in the event of a termination of the Employee’s employment by the Employer without Cause or by the Employee for Good Reason, in each case, during the CIC Protection Period, the date that is 30 months following the Termination Date; and (iv) in the event of a termination of the Employee’s employment as a result of the Employee’s death or Disability, the Termination Date.

(p)	“Restrictive Covenants” means the covenants contained in Sections 11 and 12.

(q)“Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986 (the “Code”), together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including any such regulations or other guidance that may be issued after the date hereof.

(r)“Termination Date” shall mean the effective date of the termination of the Employee’s employment hereunder, which (i) in the case of termination as a result of a resignation without Good Reason, shall mean the date that is 90 days following the date of the Employee’s written notice to the Employer of his resignation; provided, however, that the Employer may accelerate the Termination Date; (ii) in the case of a termination as a result of a resignation with Good Reason, shall mean the last day of the cure period described in the definition of such term in this Agreement; (iii) in the case of termination by reason of death shall mean the date of death;

(iv) in the case of termination by reason of Disability, shall mean the date specified in the notice of such termination delivered to the Employee by the Employer; and (v) in the case of a termination by the Employer for Cause or without Cause, shall mean the date specified in the written notice of such termination delivered to the Employee by the Employer.

2.	Employment.

The Employer shall employ the Employee, and the Employee accepts employment with the Employer, upon the terms and conditions set forth in this Agreement, for a period commencing on the Effective Date and ending on the date that this Agreement is terminated in accordance with Section 5 (the “Employment Period”).

3.	Position and Duties.

During the Employment Period, the Employee shall serve as President and Chief Executive Officer, reporting to the Board, and shall have the usual and customary duties, responsibilities and authority of such position. During the Employment Period the Employee shall also serve as a member of the Board of Directors of the Employer, subject to and in accordance with the bylaws and corporate charters of the Employer and shareholder election to such role. In addition, during the Employment Period, if elected or appointed thereto, shall serve as an officer and/or member of the board of any Affiliate of the Employer as reasonably requested by the Employer and its Affiliates, in each case, without additional compensation hereunder. The Employee hereby accepts such employment and positions and agrees to diligently and conscientiously devote his full and exclusive business time, attention, and best efforts in discharging and fulfilling his duties and responsibilities hereunder. The Employee shall comply with the Employer’s policies and procedures and the direction and instruction of the Board and the Employee shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Employee hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Notwithstanding the above, nothing in this Section 3 shall prohibit or restrict Employee from (a) engaging in or holding any passive investment, including any equity interest, in any business activity as specified in Section 12(b); (b) holding other passive personal investments, engaging in civic and charitable activities, and engaging in personal education and development, so long as such activities do not interfere with or conflict with the Employee’s duties hereunder in any material respect, and provided that the Employee notifies the Board; or (c) subject to the restrictions set forth in Section 12, and subject to the consent of the Board, serving as a member of a board of directors of any other publicly held, or private company.

4.	Compensation.

(a)Salary. During the Employment Period, the Employer shall pay the Employee base salary at the rate of $1,000,000 per annum, payable in accordance with the Employer’s regular payroll policies, less applicable deductions and withholdings. The Board or the Compensation Committee shall undertake a review of the Employee’s base salary not less frequently than annually during the Employment Period and may increase, but not decrease, the rate of base salary from the rate then in effect. The Employee’s annual base salary as in effect from time to time is referred to herein as the “Base Salary.”

(b)Annual Bonus. In addition to the Base Salary, during the Employment Period beginning in 2026, the Employee shall be eligible to receive a cash bonus (the “Bonus”) with a Target Bonus (as that term is defined in the Annual Incentive Plan (“AIP”) then in effect at the time of the Bonus issuance) of 120% of the Base Salary, subject to achievement of the metrics set forth in the AIP and in accordance with the terms and conditions of the AIP.

(c)Long-Term Incentive Compensation. During the Employment Period, the Employee will be eligible to receive annual long-term incentive equity or equity-based awards (the “Annual Equity Grants”) under the Primoris Services Corporation 2023 Equity Incentive Plan (or any successor equity plan, the “Equity Plan”), subject to approval by the Board or the Compensation Committee (the “Committee”) and in accordance with the terms and conditions of the Equity Plan and the applicable award agreements thereunder. For 2026, the target value of the Annual Equity Grants will be approximately $3,000,000, subject to the terms and conditions approved by the Board or the Committee.

(d)	Sign-On Awards.

(i)Subject to approval by the Board or the Committee, as soon as practicable following the Effective Date, the Employer will grant the Employee restricted stock units under the Equity Plan with a target grant date value of approximately $900,000 (the “RSUs”). The RSUs will vest in equal installments on the first, second and third anniversaries of the grant date.

(ii)The Employee will receive a one-time, cash sign-on bonus of $1,050,000 (the “Sign-On Bonus”), less applicable deductions and withholdings, which will be paid to the Employee 60 days following the Effective Date. Should the Employee’s employment with the Employer be terminated by the Employer for Cause or by the Employee without Good Reason, in either case, before the first anniversary of the Effective Date, the Employee must repay the gross amount of the Sign-On Bonus within 30 days of the Termination Date.

(e)Benefits and Perquisites. In addition to the Base Salary, during the Employment Period, the Employee shall be entitled to all other benefits and perquisites that are provided to other employees of the Employer subject to the Employer’s policies and practices in effect and the terms of applicable benefit plans and arrangements as in effect, and amended from time to time; provided, however, that during the term of this Agreement, and subject to the Employee’s acknowledgement that some, or all of the benefits and perquisites provided to the Employee may be taxable to the Employee in addition to those taxes withheld under Section 4(h), the Employee shall also be entitled to the following:

(i)Accrual of five weeks of vacation per year, subject to the terms of the Employer’s vacation policies as in effect from time to time; and

(ii)In addition to all business-related uses of any aircraft owned or leased by the Employer during the term of this Agreement, the Employee shall be entitled to personal use of said aircraft of (i) up to 20 hours during the 2025 calendar year and (ii) up to 40 hours during each full calendar year of the Employment Period beginning in 2026.

(f)Relocation Benefits. The Employee will be expected to relocate to the greater Dallas-Ft. Worth, Texas area within 12 months following the Effective Date. During the six-month period following the Effective Date (or, if earlier, until the Employee relocates the Employee’s primary residence to the Dallas-Ft. Worth, Texas area), the Employee shall be eligible for (i) a housing allowance of $6,000 per month to cover the expenses associated with the Employee’s maintenance of a residence in the Dallas-Ft. Worth, Texas area and (ii) reimbursement for travel- related expenses for the Employee and the Employee’s immediate family associated with the Employee’s search for a permanent residence in the Dallas-Ft. Worth, Texas area to be submitted in accordance with Section 4(g). The Employer shall also reimburse the Employee for reasonable, documented moving expenses associated with the Employee’s relocation to the Dallas, Texas area in an amount not to exceed $75,000 and to be submitted in accordance with Section 4(g). The payments described in this Section 4(f) shall be subject to all applicable deductions and withholdings.

(g)Reimbursements. The Employer shall reimburse the Employee for all reasonable and necessary business-related expenses incurred by the Employee in the course of performing the Employee’s duties under this Agreement, subject to the terms of the Employer’s reimbursement policies and practices as in effect from time to time, including the Employer’s requirements with respect to reporting and documentation of such expenses.

(h)Deductions and Withholding. The Employer shall deduct from any payments to be made by it to or on behalf of the Employee under this Agreement any amounts required to be withheld in respect of any federal, state or local income or other taxes.

5.	Termination of Employment.

The Employee’s employment under this Agreement shall be terminated upon the earliest to occur of the following events:

(a)Termination for Cause. The Employer may in its sole discretion terminate this Agreement and the Employee’s employment hereunder for Cause at any time and with or without advance notice to the Employee.

(b)Termination without Cause. The Employer may terminate this Agreement and the Employee’s employment hereunder without Cause at any time, with or without notice, for any reason or no reason (and no reason need be given).

(c)Termination by Death or Disability. This Agreement and the Employee’s

employment hereunder shall automatically terminate upon the Employee’s death or terminate upon the date specified in the applicable notice of termination in the event of Disability.

(d)Resignation. The Employee may terminate this Agreement and his employment hereunder without Good Reason upon 90 days advance written notice to the Employer or with Good Reason in accordance with the procedures set forth in the definition of such term in this Agreement.

6.	Compensation upon Termination.

(a)General. In the event of the Employee’s termination of employment for any reason, the Employee or his estate or beneficiaries shall have the right to receive the following:

(i)the unpaid portion of the Base Salary and accrued but unused vacation through the Termination Date;

(ii)reimbursement for any expenses incurred prior to the Termination Date for which the Employee shall not have been previously reimbursed, as provided in Section 4(g); and

(iii)such employee benefits, if any, as to which the Employee may be entitled under the employee benefit plans of the Employer, which shall be paid in accordance with the terms of the applicable plans.

(b)Termination for Cause, Resignation without Good Reason, or Death or Disability. In the event of the Employee’s termination of employment (i) by the Employer for Cause, (ii) by the Employee without Good Reason (which, for the avoidance of doubt, shall include the Employee’s retirement), or (iii) as a result of the Employee’s death or Disability, the Employer shall have no current or further obligations (including Base Salary) to the Employee under this Agreement other than as set forth in Section 6(a).

(c)Termination without Cause or Resignation with Good Reason Outside the CIC Protection Period. Subject to Section 6(e) and continued compliance with the applicable Restrictive Covenants, in the event of the Employee’s termination of employment hereunder (i) by the Employer without Cause or (ii) by the Employee with Good Reason, in each case, not within the CIC Protection Period, in addition to the amounts set forth in Section 6(a), the Employee shall also be entitled to the following (collectively, the “Severance Benefits”):

(i)a lump sum equal to 200% of the annual Base Salary in effect upon the Termination Date, payable within 15 days following the Release Effective Date (and if the period for execution and, if applicable, revocation of such release spans two calendar years, in the later calendar year).

(ii)an amount equal to (A) the Bonus, if any, which would have been payable to the Employee for the calendar year in which the Termination Date occurs, determined after the end of the calendar year in which such Termination Date occurs and equal to the amount which would have been payable to the Employee if such termination had not occurred, multiplied by (B) a fraction, the numerator of which is the number of whole weeks the Employee was employed by the Employer during such calendar year and the denominator of which is 52.14. Any pro rata Bonus payable under this Section 6(c)(ii)

shall be paid in a lump sum at the time bonuses for such calendar year are otherwise payable to senior executives of the Employer, but in no event later than March 15 of the calendar year following the calendar year in which the Termination Date occurs; and

(iii)subject to the Employee’s timely election of continuation coverage under COBRA, the Employer shall pay the premiums for the Employee’s and his eligible dependents’ participation in the Employer’s group health plans pursuant to COBRA for a period ending on the earlier of (A) one year following the Termination Date; (B) the Employee becoming eligible for other group health benefits, or (C) the expiration of the Employee’s rights under COBRA; provided, however, that in the event that the benefits provided herein would subject the Employer or any of its Affiliates to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Code, the Employee and the Employer agree to work together in good faith to restructure the foregoing benefit.

(d)Termination without Cause or Resignation with Good Reason During the CIC Protection Period. Subject to Section 6(e) and continued compliance with the Restrictive Covenants, in the event of the Employee’s termination of employment hereunder (i) by the Employer without Cause or (ii) by the Employee with Good Reason, in each case, during the CIC Protection Period, in addition to the amounts set forth in Section 6(a), the Employee shall also be entitled to the following (collectively, the “CIC Severance Benefits”):

(i)a lump sum equal to (A) 2.5, multiplied by (B) the sum of the annual Base Salary in effect upon the Termination Date and the target Bonus for the year in which the Termination Date occurs, payable within 15 days following the Release Effective Date (and if the period for execution and, if applicable, revocation of such release spans two calendar years, in the later calendar year);

(ii)an amount equal to (A) the Bonus, if any, which would have been payable to the Employee for the calendar year in which the Termination Date occurs, determined based on the greater of (I) the target Bonus for the year in which the Termination Date occurs or (II) actual performance through the date of such Change in Control or the most recently completed calendar quarter in the Compensation Committee’s discretion, multiplied by (B) a fraction, the numerator of which is the number of whole weeks the Employee was employed by the Employer during such calendar year and the denominator of which is 52.14. Any pro rata Bonus payable under this Section 6(d)(ii) shall be paid in a lump sum at the time bonuses for such calendar year are otherwise payable to senior executives of the Employer, but in no event later than March 15 of the calendar year following the calendar year in which the Termination Date occurs; and

(iii)subject to the Employee’s timely election of continuation coverage under COBRA, the Employer shall pay the premiums for the Employee’s and his eligible dependents’ participation in the Employer’s group health plans pursuant to COBRA for a period ending on the earlier of (A) 30 months following the Termination Date; (B) the Employee becoming eligible for other group health benefits, or (C) the expiration of the Employee’s rights under COBRA; provided, however, that if the Employee ceases to be eligible for COBRA (other than as a result of becoming eligible for Medicare or coverage under other group health plans), the Employer shall pay to the Employee within 30 days following the date the Employee ceases to be so eligible a lump sum amount equal to (I) 30 less the number of months of COBRA that have been previously been provided for as of such date, multiplied by (II) the amount of the COBRA premiums paid in the final month of COBRA eligibility; provided, further, however, that in the event that the benefits provided herein would subject the Employer or any of its Affiliates to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Code, the Employee and the Employer agree to work together in good faith to restructure the foregoing benefit.

(e)General Release. Notwithstanding any provision to the contrary in this Agreement, the Severance Benefits or CIC Severance Benefits, as applicable, shall not be payable and the Employer shall have no obligations to pay or provide any Severance Benefits or CIC Severance Benefits, unless the Employee signs, delivers and does not rescind or revoke a general release of all known .and unknown claims of the Employee against the Employer and the Board, in a form provided to the Employee by the Employer. The date on which such general release becomes effective and irrevocable is referred to herein as the “Release Effective Date.”

(f)The rights of the Employee set forth in this Section 6 are intended to be the Employee’s exclusive remedy for termination and, to the greatest extent permitted by applicable law, the Employee waives all other remedies. For the avoidance of doubt, the Employee’s outstanding equity and equity-based awards shall be governed by the terms of the applicable plan and award agreements in the event of the Employee’s termination of employment or a Change in Control.

7.	Insurance.

The Employer may, for its own benefit, maintain “key man” life and disability insurance policies covering the Employee. The Employee will cooperate with the Employer and provide such information or other assistance as they may reasonably request in connection with obtaining and maintaining such policies.

8.	Exclusive Services.

During the term of this Agreement, the Employee will not accept or perform any work, consulting, or other services for any other business entity or for remuneration of any kind, without written approval by the Board.

9.	The Employee’s Termination Obligations.

The Employee hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Employee in the course of or incident to his employment hereunder belongs to the Employer and shall be promptly returned to the Employer upon termination of the Employee’s employment. The term “personal property” includes all office equipment, laptop computers, cell phones (excluding any cellular telephone number, which the Employee shall have the right to retain), books, manuals, records, reports, notes, contracts, requests for proposals, bids, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary and non-proprietary information relating to the business of any member of the Company Group. Following termination of his employment hereunder, the Employee will not retain any written or other tangible material containing any proprietary or non-proprietary information of any member of the Company Group, without the express written consent of the Employer.

10.	Acknowledgment of Protectable Interests.

The Employee acknowledges and agrees that his employment with the Employer involves building and maintaining business relationships and goodwill on behalf of the Employer with customers, and other professional contractors, subcontractors, employees and staff, and various providers and users of services related to the Employer’s business; that the Employee is entrusted with proprietary, strategic and other Confidential Information which is of special value to the Employer; and that the foregoing matters are significant interests which the Employer is entitled to protect.

11.	Confidential Information.

(a)The Employee agrees that all Confidential Information that comes or has come into his possession by reason of the Employee’s employment hereunder is the property of the Company Group and shall not be used except in the course of employment by the Employer and for the Employer’s exclusive benefit. Further, the Employee shall not, during his employment or thereafter, disclose or acknowledge the content of any Confidential Information to any Person who is not an employee of any member of the Company Group authorized to possess such Confidential Information. Upon termination of employment, the Employee shall deliver to the Employer all documents, writings, electronic storage devices, and other tangible things containing any Confidential Information and the Employee shall not make or retain copies, excerpts, or notes of such information.

(b)Pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. The Employee further understands that nothing contained in this Agreement shall prohibit or impede the Employee (with or without notice to the Employer) from communication with or voluntarily providing information the Employee believes indicates possible or actual violations of the law to local, state or federal government agencies, any legislative body, law enforcement, or any self-regulatory organization (including but not limited to the National Labor Relations Board and the Securities and Exchange Commission), from participating in any investigation or proceeding conducted by a governmental authority, or from making disclosures that are protected under U.S. federal and state whistleblower laws and regulations or from accepting any monetary reward in connection therewith.

12.	Non-Competition; Non-Solicitation; Non-Disparagement.

(a)In order to protect the business of the Employer and any of its Affiliates and the Confidential Information, during the Restricted Period:

(i)the Employee will not, directly or indirectly, within the States of California, Texas, Minnesota, Florida, Colorado, and North Carolina or the parishes in Louisiana set forth on Exhibit A, engage in, provide consulting services to, be employed by, lend money to or have any interest in (whether as a proprietor, partner, director, officer, employee, stockholder, lender or financer) any corporation, general or limited partnership, association, limited liability company, sole proprietorship, trust or other entity or organization, other than any member of the Company Group, which is engaged in the Business; and

(ii)the Employee will not, directly or indirectly (A) employ, or permit any company or business directly or indirectly controlled by the Employee to employ, any Person who is employed by, or has within the preceding six months been employed by, any member of the Company Group; (B) interfere with or attempt to disrupt the relationship, contractual or otherwise, between any member of the Company Group and any of their respective employees; (C) solicit or in any manner seek to induce any employee of any member of the Company Group to terminate his, her or its employment or engagement with the Company Group; or (D) solicit any customers or customer prospects of the Employer or any of its Affiliates unless such solicitation is not related to the Business; and

(iii)the Employee will not use Confidential Information to induce, attempt to induce or knowingly encourage any Customer of the Company Group to divert any business or income from the Company Group, or to stop or alter the manner in which they are then doing business with the Company Group.

(b)Notwithstanding Section 12(a), the Employee shall not be precluded from purchasing or owning stock in a publicly-held corporation if the Employee’s holdings are less than 1% of the outstanding capital stock of such corporation.

(c)Subject to Section 11(b) above, during the Employment Period and thereafter, the Employee shall not, directly or indirectly, make any disparaging public statement concerning any member of the Company Group or any of their respective Affiliates, directors, officers or employees, which would include the posting of any material or statement on social media.

13.	Damages For Improper Termination With Cause.

In the event that the Employer terminates this Agreement and the Employee’s employment hereunder for “Cause,” but it subsequently is determined by an arbitrator or a court of competent jurisdiction, as the case may be, that the Employer did not have Cause for the termination, then for purposes of this Agreement, the Employer’s decision to terminate shall be deemed to have been a termination without Cause, and the Employer shall be obligated to pay the Severance Benefits or the CIC Severance Benefits, as applicable, and only that amount.

14.	Arbitration.

Any controversy or dispute arising out of, based upon, or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of, based upon, or relating in any way to the Employee’s employment or association with the Employer, or termination of the same, including, without limiting the generality of the foregoing, any questions regarding whether a particular dispute is arbitrable, and any alleged violation of statute, common law or public policy, including any state or federal statutory claims, shall be submitted to final and binding arbitration in Dallas

County, Texas, in accordance with the JAMS Employment Arbitration Rules and Procedures, before a single neutral arbitrator selected from the JAMS panel, or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, in accordance with its National Rules for the Resolution of Employment Disputes (the arbitrator selected hereunder, the “Arbitrator”). Notwithstanding the provision in this Agreement with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C., Secs. 1-16). Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE HEREBY WAIVING ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE PROVISION OF SERVICES UNDER THIS AGREEMENT OR RELATING TO EMPLOYEE’S EMPLOYMENT WITH THE COMPANY.  The Employer will pay the Arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration. Subject to the provisions of Section 25, the parties shall each pay their own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in court.

15.	Representations/Warranties.

The Employee represents and warrants that the Employee is under no contractual or other obligation that would prevent the Employee from accepting the Employer’s offer of employment as set forth herein.

16.	Entire Agreement.

This Agreement is intended by the parties to be the final expression of their agreement with respect to the employment of the Employee by the Employer and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

17.	No Representations.

No Person has made or has the authority to make any representations or promises on behalf of any of the parties which are inconsistent with the representations or promises contained in this Agreement, and this Agreement has not been executed in reliance on any representations or promises not set forth herein. Specifically, no promises, warranties or representations have been made by anyone on any topic or subject matter related to the Employee’s relationship with the Employer or any of their executives or employees, including any promises, warranties or representations regarding future employment, compensation, benefits, any entitlement to equity interests in the Employer or regarding the termination of the Employee’s employment. In this regard, the Employee agrees that no promises, warranties or representations shall be deemed to be made in the future unless they are set forth in writing and signed by an authorized representative of the Employer.

18.	Amendments.

This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

19.	Severability and Non-Waiver/Survival.

Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 19, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Employer shall be implied by the Employer’s forbearance or failure to take action. The expiration or termination of the Employment Period and this Agreement shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to or upon such expiration or termination.

20.	Successor/Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, executors, administrators, successors, and assigns, provided, however, that the Employee may not assign any or all of his rights or duties hereunder except following the prior written consent of the Employer. The Employee shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Employee’s death by giving written notice thereof. In the event of the Employee’s death or a judicial determination of his incompetence, references in this Agreement to the Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

21.	Voluntary and Knowledgeable Act.

The Employee represents and warrants that the Employee has read and understands each and every provision of this Agreement and has freely and voluntarily entered into this Agreement.

22.	Choice of Law.

This Agreement shall be governed as to its validity and effect by the laws of the state of Texas without regard to principles of conflict of laws.

23.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

24.	Notices.

All notices and other communications necessary or contemplated under this Agreement shall be in writing and shall be delivered in the manner specified herein or, in the absence of such specification, shall be deemed delivered when delivered in person or sent by first-class mail (certified or registered mail, return receipt requested, postage prepaid), facsimile or overnight air courier guaranteeing next day delivery, addressed as follows:

(a)	if to the Employee, to him at his most recent address in the Employer’s records,
(b)	if to the Employer, to: Primoris Services Corporation

7515 Irvine Center Dr., Suite 200

Irvine, California 92618

Attention: Chief Legal Officer

Facsimile: (949) 595-5544

Email: jperisich@prim.com

or to such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

25.	Attorneys’ Fees.

In the event that any dispute between the parties should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section 25: (a) attorneys’ fees shall include fees incurred in the following: (i) post judgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examinations; (iv) discovery and (v) bankruptcy litigation and (b) “prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

26.	Interpretation.

Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa. The words “hereof,” “herein” and “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including”

following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any party, whether under any rule of construction or otherwise. This Agreement has been reviewed by each of the parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

27.	Section 409A.

No representations as to tax consequences have been made to the Employee by the Employer or any of its representatives regarding any payments, benefits, or consideration of any kind provided to the Employee under this Agreement. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Employer determines that any amounts payable hereunder will be immediately taxable to the Employee under Section 409A, the Employer may (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Employer determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement or (b) take such other actions as the Employer determines necessary or appropriate to comply with the requirements of Section 409A; provided, however, that in no event shall the Company Group be liable to the Employee for or with respect to any taxes, penalties, or interest which may be imposed upon the Employee pursuant to Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A, and references herein to the Employee’s “termination of employment” shall refer to the Employee’s separation from service with the Employer within the meaning of Section 409A. To the extent any reimbursements or in- kind benefits due to the Employee under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to the Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Notwithstanding anything herein to the contrary, if any payment or benefit provided to the Employee in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination of the Employee’s employment or, if earlier, on the Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

28.	Section 280G.

To the extent that the exemption under Section 280G(b)(5) of the Code is unavailable at the time of a Change in Control because any Employer stock is readily tradeable on an established securities market or otherwise, if it is determined by a nationally recognized U.S. public accounting firm, law firm or other established Section 280G advisor selected by the Employer that any payment or benefit in the nature of compensation made or provided to the Employee in connection with the Employee’s employment with the Employer (collectively, “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), then the Employee will be entitled to receive either (a) the full amount of the Payments, or (b) a portion of the Payments having a value equal to $1 less than three times the Employee’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (a) and (b), after taking into account applicable federal, state, and local income and employment taxes and the Parachute Tax, results in the receipt by the Employee on an after-tax basis, of the greatest portion of the Payments. Nothing in this Section 28 shall require the Company Group to be responsible for, or have any liability or obligation with respect to, any Parachute Tax.

In the event of any disagreement between the Employer and the Employee regarding the calculation, characterization, present value, or tax treatment of any payments or benefits that could constitute “parachute payments” within the meaning of Section 280G of the Code, and the related excise tax under Section 4999 of the Code (the “280G Matters”), the parties shall submit the dispute to an independent, nationally recognized public accounting firm (the “Firm”) for determination. The Firm shall be mutually selected and shall be independent of both the Employer and the Employee (and not then serving as either party’s auditor, tax advisor, or compensation consultant). If the parties are unable to agree on the Firm within 10 business days after notice of the dispute, either party may request that the American Institute of Certified Public Accountants appoint the Firm. The Firm shall act as a neutral expert and not as an arbitrator, shall apply Sections 280G and 4999 of the Code and the applicable Treasury Regulations, and may make reasonable assumptions and engage appraisers or other advisors as it deems necessary. Each party shall cooperate and provide information reasonably requested by the Firm. The Firm’s written determination, with supporting calculations, shall be delivered to both parties as soon as practicable (and in any event within 30 days after engagement) and shall be final, conclusive, and binding on the parties for all purposes of this Agreement, absent manifest error, and shall be used for withholding and reporting. The Employer shall bear all fees and expenses of the Firm and any advisors engaged by the Firm in connection with the 280G Matters. The parties shall maintain the confidentiality of the process and any nonpublic information provided to the Firm, except as required by law. This section shall survive termination of this Agreement and any payment or benefit that is, or could be, subject to Sections 280G and 4999 of the Code.

29.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

30.	Legal Representation.

THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS HAD AN OPPORTUNITY TO SEEK AND ENGAGE LEGAL REPRESENTATION OF HIS OWN CHOOSING WITH RESPECT TO THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be eﬀective as of the Eﬀective Date.

PRIMORIS SERVICES CORPORATION

Date: 10/6/25	By: /s/ John M. Perisich
Name: John M. Perisich
Title: Chief Legal and Administrative Officer

EXECUTIVE

Date: 10/6/25	By: /s/ Kot Vadlamudi
Name: Koti Vadlamudi

EXHIBIT A

Acadia Parish	Ouachita Parish
Allen Parish	Plaquemines Parish
Ascension Parish	Pointe Coupee Parish
Assumption Parish	Rapides Parish
Avoyelles Parish	Red River Parish
Beauregard Parish	Richland Parish
Bienville Parish	Sabine Parish
Bossier Parish	St. Bernard Parish
Caddo Parish	St. Charles Parish
Calcasieu Parish	St. Helena Parish
Caldwell Parish	St.James Parish
Cameron Parish	St. John the Baptist Parish
Catahoula Parish	St. Landry Parish
Claiborne Parish	St. Martin Parish St.
Concordia Parish DeSoto Parish	Mary Parish St.
East Baton Rouge Parish	Tammany Parish
East Carroll Parish	Tangipahoa Parish
East Feliciana Parish	Tensas Parish
Evangeline Parish	Terrebonne Parish
Franklin Parish	Union Parish
Grant Parish	Vermilion Parish
Iberia Parish	Vernon Parish
Iberville Parish	Washington Parish
Jackson Parish	Webster Parish
Jeﬀerson Parish	West Baton
Jeﬀerson Davis Parish	Rouge Parish
Lafayette Parish	West Carroll Parish
Lafourche Parish	West Feliciana Parish
LaSalle Parish	Winn Parish
Lincoln Parish
Livingston Parish
Madison Parish
Morehouse Parish
Natchitoches Parish
Orleans Parish

EXHIBIT A